UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

DIEDRICH COFFEE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note: This amendment corrects the stock performance measurement comparison on page 16 of the proxy statement which, at the time it was filed, did not give effect to the Company’s 2001 one-for-four reverse stock split.

DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2004

Dear Diedrich Coffee, Inc. Stockholder:

On Monday, December 6, 2004, Diedrich Coffee, Inc. will hold its annual meeting of stockholders at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California 92614. The meeting will begin at 9:30 a.m. local time. We will serve our premium coffee.

Only stockholders of record at the close of business on October 19, 2004 can vote at this meeting or any adjournments that may take place. At the meeting, we will:

1.	Elect a board of directors to serve until the next annual meeting of stockholders.

2.	Vote to ratify the selection of BDO Seidman, LLP as our independent auditor for our fiscal year ending June 29, 2005.

We will also attend to business properly presented at the meeting and any adjournments or postponements of the meeting. The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement that is attached to and a part of this notice.

The board of directors recommends that you vote for all of the proposals.

By order of the board of directors,

Paul C. Heeschen

Chairman of the Board of Directors

Irvine, California

October 28, 2004

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. If you attend the annual meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 6, 2004

INTRODUCTION

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Diedrich Coffee, Inc., a Delaware corporation, of proxies for use at its annual meeting of stockholders to be held on December 6, 2004 at 9:30 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, we will vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California 92614. We intend to mail this proxy statement and accompanying proxy card on or about October 28, 2004 to all stockholders entitled to vote at the annual meeting.

INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

Proxies

You should complete and return the accompanying form of proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by: giving our corporate Secretary written notice of revocation; giving our corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person, provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain from the record holder a proxy issued in your name. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attention: Corporate Secretary.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of each of the proposals. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before our annual meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

Solicitation of Proxies

We will pay the entire cost of soliciting proxies. In addition to soliciting the proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of our common stock and to secure their voting instructions, if necessary. We will reimburse record holders for their reasonable expenses in performing these tasks. If necessary, we may use our regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, letter or other means.

Record Date and Voting Rights

Our board of directors has fixed October 19, 2004 as the record date for determining the stockholders which are entitled to notice of, and to vote at, our annual meeting. Only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our annual meeting. As of October 19, 2004, there were 5,162,757 shares of our common stock outstanding held by 704 record holders in addition to approximately 2,700 holders who do not hold shares in their own names. A majority of these shares must be present at our annual meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which the holders are present in person at our annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our annual meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists.

The nominees for election as directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the meeting. To be approved, Proposal 2 will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present and will have the effect as a vote against the proposal. Broker non-votes will not be counted as entitled to vote, and will not be counted for purposes of determining whether Proposal 2 has been approved. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Our board of directors urges you to complete, date and sign the accompanying proxy and to return it promptly.

PROPOSAL 1

ELECTION OF DIRECTORS

Our directors are elected once a year at our annual meeting of stockholders. Our bylaws provide that our board of directors shall consist of between three and seven directors with the precise number to be determined by resolution of our board of directors. The authorized number of members of our board of directors, as of the date of our annual meeting, will be six. If a quorum is present at our annual meeting, the six nominees receiving the greatest number of votes will be elected. The six directors will serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. All of the nominees for election set forth in the table below are incumbent directors. Each of the nominees has consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. In the event that any nominee is unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the independent directors on our board of directors may propose.

Name	Age	Title	Director Since
Paul Heeschen(2)	47	Chairman of the Board of Directors	1996
Peter Churm(1)(2)	78	Director	1996
Lawrence Goelman(1)(2)	63	Director	1996
Randy Powell(1)	43	Director	2001
Richard Spencer	51	Director	2001
Roger Laverty	57	President, Chief Executive Officer, Director and Secretary	2003

(1)	Member of the audit committee of the board of directors.
(2)	Member of the compensation committee of the board of directors.

There are no family relationships among any of the directors or executive officers of Diedrich Coffee, Inc. The principal occupation for at least the last five years of each nominee for director, as well as other information, is set forth below.

Paul C. Heeschen joined our board of directors in January 1996. In February 2001, the board of directors elected him as Chairman. For the past 12 years, Mr. Heeschen has been a Principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of Sequoia Enterprises, LP, D.C.H., LP and Redwood Enterprises VII, LP, and a trustee of the Palm Trust, each of which are stockholders of Diedrich Coffee, Inc.

Peter Churm joined our board of directors in October 1996. He retired from his position as Chairman Emeritus of Furon Company, a designer, developer and manufacturer of products made primarily from specially formulated high performance polymer materials, in November 1999 in connection with the acquisition of Furon Company. He had held that position since 1992. He served as Chairman of the board of directors of Furon Company from May 1980 through February 1992 and was President for more than 16 years prior to that time. He also serves on the board of directors of CKE Restaurants, Inc., a publicly traded food service company.

Lawrence Goelman joined our board of directors in October 1996 and was the Chairman of our board of directors and interim Chief Executive Officer from March 1997 to November 1997. Mr. Goelman has served as the Managing Partner of Tremont Partners, Inc., a privately held consulting company, since 1995. Until March 2001, Mr. Goelman was also the Managing Partner of GazelleLab LLC, a private venture development firm. From May 1996 to December 1996, Mr. Goelman was the interim President and Chief Executive Officer of Pinnacle Micro, Inc., a publicly owned company that manufactures compact disc recording devices. Before that, he served for 14 years as Chairman, President and Chief Executive Officer of CostCare, Inc., which was acquired by John Hancock Life Insurance Company.

Randy Powell joined our board of directors in December 2001. Mr. Powell previously served on our board of directors from July 1999 to October 2000. Currently, Mr. Powell is President of Maple Leaf Pork, a division of Maple Leaf Foods, Inc., a Canadian company traded on the Toronto Stock Exchange. From August 1996 until November 2000, Mr. Powell served as President and Chief Executive Officer of Second Cup Ltd., a publicly traded Canadian coffee company and the former parent company of Gloria Jean’s.

Richard Spencer joined our board of directors in December 2001. Since May 1993, Mr. Spencer has been manager or president of Westcliff Capital Management, LLC or its predecessor company. Westcliff Capital Management, LLC is an investment advisor for certain investment funds and institutional investors, some of which are stockholders of Diedrich Coffee, Inc.

Roger M. Laverty joined our board of directors and became our President and Chief Executive Officer in April 2003. From 1999 to 2002, Mr. Laverty was Chief Executive Officer and a director of Prime Advantage, Inc., a privately held company that provides demand aggregation services to mid-market manufacturers. From 1993 to 1997, Mr. Laverty was the Chief Executive Officer of Smart & Final Inc., a publicly traded company that operates non-membership warehouse grocery stores and a foodservice distribution business. Before that, he served for 14 years in a variety of positions with Smart & Final Inc., including Chief Operating Officer from 1988 until 1993.

Vote Required and Recommendation of the Board of Directors

The nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that you vote in favor of each nominee named in Proposal 1.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of the board of directors has selected BDO Seidman, LLP to serve as our independent auditor for the fiscal year ending June 29, 2005. Representatives of BDO Seidman, LLP are expected to be at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent auditor is not required to be submitted for stockholder approval, but the audit committee of our board of directors is seeking ratification of its selection of BDO Seidman, LLP from our stockholders as a matter of good corporate practice. If the stockholders do not ratify this selection, the audit committee of the board of directors will reconsider its selection of BDO Seidman, LLP and will either continue to retain this firm or appoint a new independent auditor. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent auditor at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO Seidman, LLP as our independent auditor for the current fiscal year.

The board of directors recommends that you vote in favor of Proposal 2.

BOARD MEETINGS, COMMITTEES AND RELATED MATTERS

Board Meetings

During our fiscal year ended June 30, 2004, our board of directors met five times. All directors attended at least 75% of the aggregate number of the board meetings and meetings of the committees on which they served.

Director Independence

Our board of directors has determined that each of Peter Churm, Lawrence Goelman, Paul Heeschen, Randy Powell and Richard Spencer is “independent” within the meaning of Nasdaq Marketplace Rule 4200(a)(15) as adopted by the Nasdaq Stock Market, Inc. (“Nasdaq”). Roger Laverty was not deemed to be “independent” because he is our Chief Executive Officer.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. All members of the audit and compensation committees of the board of directors have been determined by our board of directors to be “independent.” The committees operate under written charters that are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Audit Committee. It is the responsibility of the audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee assists the board of directors in its oversight of our compliance with legal and regulatory requirements. The specific duties of the audit committee include: monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent auditor; monitoring the independence and performance of our independent auditor; and providing an avenue of communication among the independent auditor, our management and our board of directors. The audit committee has the authority to conduct any investigation appropriate to fulfill its responsibilities, and it has direct access to all of our employees and to the independent auditor. The audit committee also has the ability to retain, at our expense and without further approval of the board of directors, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties.

The audit committee met four times during fiscal 2004, and otherwise accomplished its business without formal meetings. The members of the audit committee are Mr. Churm, Mr. Goelman and Mr. Powell. Mr. Goelman currently serves as the chairman of the audit committee. Our board of directors has determined that each of Mr. Churm, Mr. Goelman and Mr. Powell is “independent” within the meaning of the enhanced independence standards contained in Nasdaq Marketplace Rule 4350(d) that relate specifically to members of audit committees. Our board of directors has also determined that each of Mr. Churm and Mr. Goelman are qualified to serve as our “audit committee financial expert,” as that term is defined in Item 401(h)(2) of Regulation S-K, that each is “independent,” as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act, and that each of Mr. Churm and Mr. Goelman serves in such capacity. A copy of the audit committee’s current charter is attached to this proxy statement as Appendix A. The “Report of the Audit Committee” is included in this proxy statement at page 14.

Compensation Committee. It is the responsibility of the compensation committee to assist the board of directors in discharging the board of director’s responsibilities regarding the compensation of our employees and directors. The specific duties of the compensation committee include: determining the corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; setting or making recommendations to the board of directors regarding compensation levels based upon such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; and making recommendations to the board of directors regarding our overall compensation structure, policies and programs.

The compensation committee met one time during fiscal 2004, and otherwise accomplished its business without formal meetings. The members of the compensation committee are Mr. Churm, Mr. Goelman and Mr. Heeschen. Mr. Churm currently serves as the chairman of the compensation committee. The “Report of the Compensation Committee on Executive Compensation” is included in this proxy statement beginning at page 12.

Corporate Governance Guidelines

Our board of directors has adopted a set of corporate governance guidelines that sets forth a number of important principles regarding, among other matters, the activities of the board of directors and its committees. Our corporate governance guidelines are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Meetings of Non-Management Directors

The non-management members of the board of directors regularly meet without any members of management present during regularly scheduled executive sessions of meetings of the board of directors.

Code of Conduct

We have adopted a code of conduct that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, the members of our board of directors. This code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executive and senior financial and accounting officers. Our board of directors has reviewed and approved this code of conduct. Our employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, and they may do so anonymously. Our code of conduct is available for viewing on the “Investor Services” segment of our website: www.diedrich.com. If we make substantive amendments to the code or grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officer, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K in accordance with applicable rules and regulations.

Communications With the Board of Directors

Our stockholders may communicate with our board of directors, a committee of our board of directors or a director by sending a letter addressed to the board, a committee or a director c/o Corporate Secretary, Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614. All communications will be compiled by our corporate Secretary and forwarded to the board, the committee or the director accordingly.

Director Nominations

The board of directors does not have a standing nominating committee. The independent directors of the board—Mr. Churm, Mr. Goelman, Mr. Heeschen, Mr. Powell and Mr. Spencer—work together: to identify qualified individuals to become board members; to determine the composition of the board of directors and its committees; and to monitor and assess the effectiveness of the board of directors and its committees. With respect to the nominating process, the independent directors of the board: identify, screen and nominate director candidates for election by our stockholders; review director candidates recommended by our stockholders; assist in attracting qualified director candidates to serve on the board; monitor the independence of current directors and nominees; and monitor and assess the relationship between the board of directors and our management with respect to the board’s ability to function independently of management. It is the sense of the board of directors that a standing nominating committee is not necessary because there is a relatively small number of independent directors on the board, which enables the directors to work closely on nominating matters.

The board of directors regularly assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the board utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the board through current directors, professional search firms, stockholders or other persons. Once the board has identified a prospective nominee, the board will evaluate the prospective nominee in the context of the then current constitution of the board and will consider a variety of other factors, including the prospective nominee’s business, finance and financial reporting experience, and attributes that would be expected to contribute to an effective board of directors. The board of directors seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The board of directors does not evaluate stockholder nominees differently than any other nominee.

Our board of directors will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time frame discussed below on page 20 under the heading “Stockholder Proposals.” To be in proper form, the notice must, among other matters, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee and such additional information about the nominating stockholder and each nominee that may be required by applicable securities laws. Additional requirements are further described below under the heading “Stockholder Proposals” beginning on page 20.

Director Attendance at Annual Meetings

Our board of directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. The annual meeting of stockholders in 2003 was attended by six of our seven then incumbent directors.

Director Compensation

Directors who are also our employees receive no extra compensation for their service on the board of directors. Non-employee directors are paid an annual fee of $12,000, which is paid quarterly. In addition, non-employee directors earn fees of $1,000 per board meeting attended in person, $500 per board meeting attended telephonically and $500 per committee meeting attended, whether in person or telephonically. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in connection with attending board and committee meetings. In the fiscal year ended June 30, 2004, Mr. Churm earned $18,500, Mr. Goelman earned $17,500, Mr. Heeschen earned $17,000, Mr. Powell earned $17,500 and Mr. Spencer earned $16,000. In addition, non-employee directors are eligible to receive stock option grants under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan. In the fiscal year ended June 30, 2004, each of our non-employee directors was granted 15,000 stock options under the 2000 Equity Incentive Plan.

Under the 2000 Equity Incentive Plan, each non-employee director automatically receives, upon first becoming a director, a one-time grant of an option to purchase up to 15,000 shares of our common stock. The initial options vest and become exercisable with respect to 50% of the underlying shares upon the earlier of the first anniversary of the grant date or immediately before the first annual meeting of stockholders following the grant date; provided that the recipient has remained a non-employee director for the entire period from the grant date to such earlier date. The remaining 50% of the underlying shares vest upon the earlier of the second anniversary of the grant date or immediately before the second annual meeting of stockholders following the grant date; provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial grant, each non-employee director also automatically receives, upon re-election to our board of directors, an additional option to purchase up to 15,000 shares of our common stock. These additional options vest and become exercisable upon the earlier of the first anniversary of the grant date or immediately before the annual meeting of stockholders following the grant date; provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial and additional options, under the 2000 Equity Incentive Plan, each director, including each non-employee director, is eligible to receive other awards under the 2000 Equity Incentive Plan at the discretion of the administrator of the plan.

All non-employee director options granted under the 2000 Equity Incentive Plan have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant. Vesting of non-employee director options granted under the 2000 Equity Incentive Plan accelerates in certain circumstances in connection with a change in control. During the fiscal year ended June 30, 2004, an aggregate of 75,000 options to purchase shares of our common stock were issued to non-employee directors under the 2000 Equity Incentive Plan.

Certain Relationships and Related Transactions

On May 10, 2004, we entered into a $5,000,000 Contingent Convertible Note Purchase Agreement with Sequoia Enterprises, LP (the “Lender”). Our Chairman, Paul Heeschen, is the sole general partner of the Lender. Through the Lender and several other entities, Mr. Heeschen beneficially owns 1,757,236 shares, or approximately 32.3%, of our common stock. The agreement provides for us to, at our election, issue notes up to an aggregate principal amount of $5,000,000. Issued notes are amortized on a monthly basis at a rate that will repay 60% of the principal amount of each note by May 10, 2007. The remaining 40% matures on that date. Interest on outstanding amounts is payable at LIBOR plus 3.30%, and a facility fee of 1.00% annually is payable on the unused portion of the facility. The notes are convertible into our common stock only upon certain changes of control. For notes issued and repaid, warrants to purchase shares are issued with the same rights and restrictions for exercise as existed for convertibility of the notes at the time of their issuance. Warrants are exercisable only in the event of a change of control and expire on May 10, 2008. Upon entering into the agreement, we immediately issued a $1,000,000 note under the facility and used the proceeds from that note and other available cash to repay all outstanding debt with Bank of the West. As of June 30, 2004, $983,000 was outstanding under the facility. During the fiscal year ended June 30, 2004, we made interest and commitment fee payments of $6,000 to the Lender.

EXECUTIVE OFFICERS

The executive officers of Diedrich Coffee, Inc. as of October 27, 2004 are as follows:

Name	Age	Position(s) Held
Roger Laverty	57	President, Chief Executive Officer, Director and Secretary
Martin Lynch	67	Executive Vice President, Chief Financial Officer and Assistant Secretary
Matthew McGuinness	44	Executive Vice President of Development
Pamela Britton	51	Vice President and Chief Operating Officer
Diane Hays-Hoag	56	Vice President—Gloria Jean’s Marketing
Steven Heyman	41	Vice President—Sales
David Jenkins	45	Vice President—Gloria Jean’s International Operations
Matthew Kimble	52	Vice President—Human Resources
Paul Marshall	51	Vice President—Information Systems
Sean McCarthy	43	Vice President, Controller
Carl Mount	41	Vice President—Manufacturing and Distribution

The following is information regarding those persons currently serving as executive officers of Diedrich Coffee, Inc.:

Roger Laverty. Mr. Laverty’s biographical information is included above under Proposal 1.

Martin Lynch joined Diedrich Coffee in October 2003 as Executive Vice President and Chief Financial Officer. From 2001 to 2003, Mr. Lynch was President and Managing Partner of Claremorris, Inc., a privately owned consulting company. From 1989 to 2001, Mr. Lynch was Executive Vice President and Chief Financial Officer of Smart & Final Inc., a publicly traded company that operates non-membership warehouse grocery stores and a foodservice distribution business. From 1984 to 1989, Mr. Lynch was Executive Vice President and Chief Financial Officer of Duty Free Shoppers Group, Ltd., a privately owned retailer of luxury goods to the traveling public. From 1976 to 1984, he served as Senior Vice President and Chief Financial Officer of Tiger International, a publicly traded company engaged in transportation and financial services.

Matthew McGuinness joined Diedrich Coffee in March 2000 as Senior Vice President and Chief Financial Officer. In October 2000, he was promoted to Executive Vice President and Chief Financial Officer. In October 2003, he was appointed Executive Vice President of Development. From May 1998 to February 2000, Mr. McGuinness was Senior Vice President—Finance and Chief Financial Officer at Denny’s, Inc., a subsidiary of Advantica Restaurant Group, Inc., a publicly traded food service company. From 1991 until May 1998, Mr. McGuinness was Vice President—Finance and Chief Financial Officer at El Pollo Loco, Inc., also a subsidiary of Advantica Restaurant Group, Inc. Mr. McGuinness received a B.A. degree in business administration from the University of Michigan and is a certified public accountant.

Pamela Britton joined Diedrich Coffee in February 2001 as Vice President of Operations of our Gloria Jean’s subsidiary. She was subsequently appointed Chief Operating Officer of Gloria Jean’s, and then Vice President and Chief Operating Officer of Diedrich Coffee. From July 1999 to February 2001, Ms. Britton was Vice President of Operations for Johnny Rockets Group, Inc., a privately owned food service company. From June 1992 until June 1999, Ms. Britton served as Vice President of Operations of Cinnabon World Famous Cinnamon Rolls, a division of the publicly traded food service company AFC Enterprises, Inc.

Steven Heyman joined Diedrich Coffee in October 2004 as Vice President—Sales. From January 2003 to October 2004, Mr. Heyman was the Vice President of Bossa Nova Beverage Group, Inc., a privately owned beverage distribution company. From March 1999 to December 2002, Mr. Heyman worked for The Pepsi Bottling Group, Inc., a publicly held company and manufacturer, seller and distributor of carbonated and non-carbonated Pepsi-Cola beverages, first as a Director of Sales and then as a Vice President of Sales. Prior to that Mr. Heyman worked for The Coca-Cola Company from 1986 to 1999. He worked in a variety of capacities, ultimately serving as a Senior National Account Executive from 1996 to 1999. Mr. Heyman received a B.S. degree in Marketing and Business Administration from San Diego State University.

Diane Hays-Hoag joined Diedrich Coffee in November 2001 as Vice President of Marketing of Gloria Jean’s, and was subsequently appointed Vice President—Gloria Jean’s Marketing. From February 1994 to November 2001, Ms. Hays-Hoag served in various capacities for Carl’s Jr. Restaurant, a division of the publicly traded CKE Restaurants, Inc., first as Brand Manager, then as Director, and finally as Vice President, Marketing. Ms. Hays-Hoag received a B.S. degree in education from California State College.

David Jenkins joined Diedrich Coffee in April 2000 as Director of International Franchise Operations for Gloria Jean’s. In January 2001, he was appointed Vice President, International Operations and Sales, and currently serves as Vice President—Gloria Jean’s International Operations. From January 1989 to March 2000, Mr. Jenkins worked in international operations and development for the Baskin-Robbins and Dunkin’Donuts brands of Allied Domecq PLC, holding several management positions including Director of International Operations. Mr. Jenkins received a B.S. degree in natural resources from Ohio State University, and a masters degree in business administration from the American Graduate School of International Management.

Matthew Kimble joined Diedrich Coffee in connection with our acquisition of Coffee People, Inc. in July 1999 and has served as our Vice President—Human Resources since then. From January 1997 until the acquisition, Mr. Kimble served as the Vice President, Human Resources of Coffee People. From 1991 to January 1997, he served as Employment Manager for Thrifty Payless Drug Stores, Inc. Mr. Kimble received a B.A. degree in business administration from Olympic College.

Paul Marshall joined Diedrich Coffee in October 1998 as Vice President—Management Information Services. From January 1997 to January 1998, Mr. Marshall served as Vice President—Management Information Services of Pic n’ Save Wharehouse Foods, Inc., a publicly owned discount retail company. From September 1995 to December 1996, Mr. Marshall was Vice President—Management Information Services of KidsMart, a privately held children’s retail clothing company. Mr. Marshall received a B.A. degree in business administration from the University of Michigan.

Sean McCarthy joined Diedrich Coffee in April 2004 as Vice President, Controller. From February 2003 to April 2004, Mr. McCarthy was Vice President of ASM Hospitality Group, a privately owned consulting firm. From June 1998 to February 2003, Mr. McCarthy served in various financial capacities for FRD Acquisition Company, Inc. (d.b.a. Coco’s & Carrows Restaurants), a subsidiary of Advantica Restaurants Group, Inc., a publicly traded food service company, first as Manager, Field Finance, then Manager, Financial Planning & Analysis, and finally as Director, Finance. From May 1997 to June 1998, Mr. McCarthy was a Business Analyst for Taco Bell, Inc. From August 1986 through May 1997, Mr. McCarthy served in various accounting and financial capacities for El Torito Restaurants, a subsidiary of Family Restaurants, Inc. Mr. McCarthy received a B.S. degree in business management from Pepperdine University and a masters degree in business administration from the University of Southern California.

Carl Mount joined Diedrich Coffee in November 1999 as Vice President—Manufacturing and Purchasing. From January 1999 to November 1999, Mr. Mount was a plant manager for The Pepsi Bottling Group, Inc. in Hayward, California. He served as a Senior Consultant, Manufacturing Services for The Coca-Cola Company in Atlanta, Georgia from July 1998 to January 1999. Prior to this, he served as Group Operations Manager from November 1996 to July 1998, and as Operations Manager from August 1995 to November 1996, for The Coca-Cola Company in Istanbul, Turkey and Bursa, Turkey, respectively. Mr. Mount received a B.S. degree in business administration from the University of Southern California and a masters degree in business administration from Santa Clara University.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table sets forth the compensation earned during the last three fiscal years by those individuals who served as our Chief Executive Officer during the fiscal year ended June 30, 2004, and for the four most highly compensated executive officers other than our Chief Executive Officer who were serving as our executive officers at the end of the last completed fiscal year.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Long-Term Compensation; Awards; Securities; Underlying Options
Roger Laverty(1)	2004	$311,102	$128,525	—
President and Chief Executive Officer	2003	49,059	—	200,000
	2002	—	—	—

Martin Lynch(2)	2004	$166,652	$55,000	150,000
Executive Vice President and	2003	—	—	—
Chief Financial Officer	2002	—	—	—

Matthew McGuinness	2004	$245,192	$60,000	—
Executive Vice President of Development	2003	248,467	18,000	—
	2002	254,808	30,000	10,000	(3)

Pamela Britton	2004	$210,510	$50,000	—
Vice President and Chief Operating Officer	2003	194,785	18,000	—
	2002	206,472	50,000	20,000	(3)

Carl Mount	2004	$173,378	$22,188	—
Vice President—Manufacturing and Distribution	2003	174,952	5,000	—
	2002	178,365	25,000	10,000	(3)

(1)	Mr. Laverty was appointed President and Chief Executive Officer in April 2003. Accordingly, Mr. Laverty did not earn or receive any compensation from us in fiscal 2002, and the compensation disclosed in the table for fiscal 2003 reflects only a portion of the fiscal year.
(2)	Mr. Lynch was appointed Executive Vice President and Chief Financial Officer in October 2003. Accordingly, Mr. Lynch did not earn or receive any compensation from us in fiscal 2002 or 2003, and the compensation disclosed in the table for fiscal 2004 reflects only a portion of the fiscal year.
(3)	The options were granted by the board of directors during our fiscal year 2003 in recognition of services provided during our fiscal year 2002. Accordingly, they are reflected in the table as 2002 compensation.

Stock Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted to the following executive officers during our fiscal year ended June 30, 2004.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(1)
					0%	5%	10%
Roger Laverty	—	—	—	—		—	—
Martin Lynch	150,000	61%	$3.38	10/1/2013	$18,000	$348,170	$854,715
Matthew McGuinness	—	—	—	—		—	—
Pamela Britton	—	—	—	—		—	—
Carl Mount	—	—	—	—		—	—

(1)	The potential realizable values listed are based on an assumption that the market price of our common stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Securities and Exchange Commission and do not represent our estimate of the future market price of our common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the number and value of unexercised options held by the following executive officers on June 30, 2004. None of these executive officers exercised options to purchase common stock during the fiscal year ended June 30, 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year End(1)		Value of Unexercised In-The-Money Options at Fiscal Year End($)(1)(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger Laverty	50,000	150,000	$103,000	$309,000
Martin Lynch	37,500	112,500	79,500	238,500
Matthew McGuinness	72,083	6,667	90,099	10,201
Pamela Britton	41,666	13,334	88,899	20,401
Carl Mount	23,333	6,667	30,599	10,201

(1)	Future exercisability is subject to a number of factors, including, but not limited to, the optionee remaining employed by us.
(2)	These amounts represent the difference between the exercise price of the in-the-money options and the market price of our common stock on June 30, 2004. The closing price of our common stock on that day on the Nasdaq National Market was $5.50. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS

The following section describes the terms of the employment agreements and compensatory arrangements between us and those who currently serve as our executive officers.

Roger Laverty. In April 2003, Mr. Laverty entered into an employment agreement with us to serve as our President and Chief Executive Officer. The agreement provides for an annual base salary of $300,000 and an annual incentive bonus of up to 50% of his base salary based on our and Mr. Laverty’s performance against objectives approved by our board of directors. Mr. Laverty also received options to purchase up to 200,000 shares of our common stock at an exercise price of $3.44 per share. The options vest over four years at a rate of 25% per year. If we terminate Mr. Laverty without cause or if Mr. Laverty terminates his employment with us as a result of a constructive termination, Mr. Laverty will be entitled to receive a severance payment equal to 100% of his base salary. Mr. Laverty receives employee benefits consistent with our policies for other senior executives.

Martin Lynch. In October 2003, Mr. Lynch joined us as our Executive Vice President and Chief Financial Officer. On March 26, 2004, Mr. Lynch entered into an employment agreement with us. The agreement provides for an annual base salary of $220,000 and, in the discretion of the compensation committee, a potential annual incentive bonus of approximately 50% of his base salary based on our and Mr. Lynch’s performance against objectives approved by our board of directors. Upon entering into his employment agreement, Mr. Lynch received options to purchase up to 150,000 shares of our common stock under the 2000 Equity Incentive Plan at an exercise price of $3.38 per share. Twenty-five percent (25%) of the options vest each six months until all of the option are fully vested. If we terminate Mr. Lynch without cause or if Mr. Lynch terminates his employment with us as a result of a constructive termination, Mr. Lynch will be entitled to receive a severance payment equal to 100% of his base salary. Mr. Lynch receives employee benefits consistent with our policies for other senior executives, and is reimbursed for his mid-week lodging expenses.

Matthew McGuinness. Effective March 13, 2000, Mr. McGuinness entered into an employment agreement with us appointing him Senior Vice President and Chief Financial Officer. The agreement provided for an annual base salary of $206,600 and an annual incentive bonus of up to 50% of base salary based on our and Mr. McGuinness’ performance against objectives approved by our board of directors. If terminated without cause, Mr. McGuinness is entitled to receive twelve months’ salary as severance compensation. Mr. McGuinness also received options to purchase up to 18,750 shares of our common stock at an exercise price of $15.36 per share. The options vested over three years at a rate of 33% per year. In October of 2000, Mr. McGuinness was elected to serve as our Executive Vice President and Chief Financial Officer. As a result, his employment agreement was amended to provide for an annual base salary of $250,000. In October 2003, Mr. McGuinness was appointed Executive Vice President of Development. Mr. McGuinness receives employee benefits consistent with our policies for other senior executives.

Pamela Britton. In February 2001, Ms. Britton became Vice President of Operations of Gloria Jean’s. Her employment letter provided for an annual base salary of $175,000. During Ms. Britton’s first year of employment with us, she received a guaranteed bonus of $52,500. The employment letter also provides for an annual incentive bonus of up to 30% of her base salary based on our and Ms. Britton’s performance against objectives approved by our board of directors. Ms. Britton also received options to purchase up to 20,000 shares of our common stock at an exercise price $2.84. The options vested over three years at a rate of 33% per year. Upon being promoted to Vice President and Chief Operating Officer of Diedrich Coffee, Ms. Britton’s responsibilities were increased to include operational responsibility for our Diedrich Coffee, Coffee People, and Gloria Jean’s brands, and her base salary was increased to $200,000. Ms. Britton receives employee benefits consistent with our policies for other senior executives.

Carl Mount. In October 1999, Mr. Mount became Vice President of Manufacturing and Purchasing. His employment letter provided for an annual base salary of $140,000, a signing bonus of $19,000, and an annual incentive bonus of up to 25% of base salary based on our and Mr. Mount’s performance against objectives approved by our board of directors. The employment letter provides that if Mr. Mount is terminated without cause, he is entitled to receive six months’ salary as severance compensation. Mr. Mount also received options to purchase up to 5,000 shares of our common stock at an exercise price of $22.00. The options vested over three years at a rate of 33% per year. In October 2000, Mr. Mount’s annual base salary was increased to $175,000. Mr. Mount receives employee benefits consistent with our policies for other executive officers.

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The compensation committee is composed of Messrs. Churm, Goelman and Heeschen, none of whom are currently our officers or employees. The compensation committee administers our stock option plans and sets compensation levels for our executive officers. Our executive compensation policies and programs are designed to:

•	provide competitive levels of overall compensation that will attract and retain the best executive talent in the industry;

•	motivate executive officers to perform at their highest level;

•	align executive officer and stockholder interests to create stockholder value; and

•	reward executive officers for achievement of corporate and individual objectives.

To achieve these goals, our compensation committee and board of directors have established an executive compensation program consisting primarily of three integrated components: base salary, annual bonus and stock options.

Base Salary. Base salaries for executive officers are set by our compensation committee after considering factors such as competitive environment, experience level, position, responsibility and overall contribution of the executive. Base salaries for the executive officers were established in their respective employment and letter agreements.

Annual Bonus. All executive officers, including the Chief Executive Officer, are eligible to receive an annual bonus. The employment and letter agreements for the executive officers provide for discretionary performance bonuses based upon our performance and the respective executive officer’s contribution to this performance.

Stock Options. The third component of the compensation program for executive officers is in the form of stock option awards. Our 2000 Equity Incentive Plan provides for long-term incentive compensation for our employees, including executive officers. Stock option awards align the interests of executive officers with those of our stockholders by providing the officers with an equity interest in Diedrich Coffee, thereby providing incentive for the executive officers to maximize stockholder value. Option awards directly tie executive compensation to the value of our stock. Our compensation committee is responsible for determining, subject to the terms of the 2000 Equity Incentive Plan, the individuals to whom grants are made, the timing of grants and the number of shares per grant. The number of shares subject to and the exercise price of the awards, if any, are determined based upon the individual’s position in our company, competitive company practices and the number of unvested shares already held by the individual. During the fiscal year ended June 30, 2004, the compensation committee granted stock options to two employees, Martin Lynch and Sean McCarthy.

Chief Executive Officer. In April 2003, we hired Mr. Laverty as our President and Chief Executive Officer. The terms of Mr. Laverty’s employment agreements are described above under the caption “Employment Agreements and Compensatory Arrangements.” The process of establishing the Chief Executive Officer’s initial and continuing compensation parallels the process and criteria used in establishing compensation levels for other executive officers, which includes an evaluation of the performance of our business, our accomplishment of long-term strategic objectives, development of management and similar considerations.

Policy with Respect to Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code was amended to add Section 162(m). Section 162(m) and the regulations thereunder place a limit of $1 million on the amount of compensation that may be deducted by us in any year with respect to certain of our most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. At the present time, our executive officer compensation levels, other than “performance-based compensation,” do not exceed $1 million. Our compensation committee and board of directors plan to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

Respectfully submitted,

Peter Churm, Chairman

Lawrence Goelman

Paul Heeschen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 30, 2004, our compensation committee consisted of Messrs. Churm, Goelman and Heeschen. No member of the compensation committee was, during the fiscal year ended June 30, 2004 or at any other time, an officer or employee of Diedrich Coffee, except that Mr. Goelman served as our interim Chairman and CEO from March 1997 to November 1997. There are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of these other entities.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviews our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process. Our independent auditor is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the audit committee reviewed and discussed with management and KPMG LLP the audited financial statements. The audit committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the audit committee received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditor its independence from Diedrich Coffee, Inc. and its management. The audit committee also considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K/A for the year ended June 30, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lawrence Goelman, Chairman

Peter Churm

Randy Powell

AUDIT FEES

Independent Auditor and Fees

The following table presents the aggregate fees billed by KPMG LLP for services provided during our 2003 and 2004 fiscal years.

	2003	2004
Audit Fees	$174,500	$208,000
Audit Related Fees	8,000	9,000
Tax Fees	61,000	38,000

Total	$243,500	$255,000

Audit Fees. The fees identified under this caption were for professional services rendered by KPMG LLP for the audit of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements for the years identified. Audit fees in 2004 include an aggregate of $3,000 in fees paid in connection with the filing of a registration statement on Form S-8.

Audit-Related Fees. The fees identified under this caption were for assurance and related services that were related to the performance of the audit or review of our financial statements and were not reported under the caption “Audit Fees.” Audit related fees consisted primarily of fees paid for the review and issuance of consents related to our uniform franchise offering circulars.

Tax Fees. Tax fees consist principally of assistance related to tax compliance and reporting.

Approval Policy. Our audit committee approves in advance all services provided by our independent auditor. All engagements of our independent auditor in fiscal 2004 were pre-approved by the audit committee.

STOCK PERFORMANCE MEASUREMENT COMPARISON

The following graph shows a comparison of the cumulative total returns for the period beginning on June 30, 1999 and ending on June 30, 2004 for:

•	our common stock;

•	the Total Return Index for the Nasdaq National Market (U.S. companies); and

•	the Total Return Index for Nasdaq Retail Trade Stocks.

Each of the below returns assumes an initial value of $100 and reinvestment of dividends (adjusted for a reverse four-for-one stock split on May 9, 2001). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 27, 2004, by:

•	each person or group of affiliated persons who we know beneficially owns more than 5% of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options and warrants that are exercisable within 60 days from October 27, 2004.

Name And Address Of Beneficial Owner(1)	Amount And Nature Of Beneficial Ownership(2)		Percent Of Class(%)(2)
Sequoia Enterprises, LP 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	1,298,375	(3)	24.0
Westcliff Capital Management, LLC 200 Seventh Avenue, Suite 105 Santa Cruz, CA 95062	1,163,560	(4)	21.7
Peninsula Capital Management, Inc. One Sansome Street, Suite 3134 San Francisco, CA 94104	482,257	(5)	9.3
D.C.H., L.P. 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	357,690	(6)	6.9
Paul Heeschen	1,757,236	(7)	32.3
Richard Spencer	1,182,310	(8)	21.9
Peter Churm	35,000	(9)	*
Lawrence Goelman	51,925	(10)	1.0
Randy Powell	18,750	(11)	*
Roger Laverty	50,000	(12)	1.0
Martin Lynch	75,000	(13)	1.4
Matthew McGuinness	79,916	(14)	1.5
Pam Britton	48,333	(15)	*
Carl Mount	26,666	(16)	*
All directors and executive officers as a group (16 persons)	3,392,612	(17)	55.5

*	Less than 1%
(1)	Unless otherwise indicated, the address of each person in this table is c/o Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Corporate Secretary.
(2)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of October 27, 2004 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage of any other person. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.
(3)	Paul Heeschen, the chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership. Includes 250,000 shares subject to warrants that are exercisable with 60 days.

(4)	Includes the beneficial ownership of Westcliff Capital Management, LLC and Richard S. Spencer III, a manager and the majority member of Westcliff Capital Management, LLC. Includes the beneficial ownership of entities for which Westcliff Capital Management, LLC is (i) the general partner and investment adviser or (ii) the investment adviser only. Westcliff Capital Management, LLC and Mr. Spencer have shared voting and investment power as to all shares. Includes 208,331 shares subject to warrants that are exercisable within 60 days. Mr. Spencer is a member of our board of directors.
(5)	Includes 41,666 shares subject to warrants that are exercisable within 60 days. According to a Form 13G/A filed on February 17, 2004, (i) the securities are held in the accounts of Peninsula Fund, L.P. (“Peninsula Fund”), one investment partnership and a separately managed account, (ii) Peninsula Capital Management, Inc. may be deemed to have beneficial ownership of such securities by virtue of its role as the general partner of Peninsula Fund, and (iii) Scott Bedford may be deemed to have beneficial ownership of such securities by virtue of its role as the majority owner of the general partner of Peninsula Fund.
(6)	Paul Heeschen, the chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership.
(7)	Includes (i) 1,298,375 shares beneficially owned by Sequoia Enterprises, LP (250,000 shares of which are subject to warrants exercisable with 60 days), (ii) 357,690 shares beneficially owned by D.C.H., LP and (iii) 61,579 shares beneficially owned by Redwood Enterprises VII, LP. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Includes 31,842 shares owned personally by Mr. Heeschen (30,000 shares of which are subject to options that are exercisable within 60 days) and 7,750 shares held by the Palm Trust, of which Mr. Heeschen is a trustee with shared voting and investment power as to all of such shares.
(8)	Includes (i) 1,163,560 shares beneficially owned by Westcliff Management, LLC (see footnote 4 above) and (ii) 18,750 shares personally owned by Mr. Spencer, which are subject to options that are exercisable within 60 days.
(9)	Includes 30,000 shares subject to options that are exercisable within 60 days.
(10)	Includes 48,750 shares subject to options that are exercisable within 60 days. This number does not include 21,250 shares held by the Virginia R. Cirica Trust. Ms. Cirica is Mr. Goelman’s wife. Mr. Goelman disclaims any beneficial interest in the Virginia R. Cirica Trust, except to the extent to which Mr. Goelman is a contingent beneficiary under the terms of that trust.
(11)	Includes 18,750 shares subject to options that are exercisable within 60 days.
(12)	Includes 50,000 shares subject to options that are exercisable within 60 days.
(13)	Includes 75,000 shares subject to options that are exercisable within 60 days.
(14)	Includes 75,416 shares subject to options that are exercisable within 60 days.
(15)	Includes 48,333 shares subject to options that are exercisable within 60 days.
(16)	Includes 26,666 shares subject to options that are exercisable within 60 days.
(17)	Includes 946,829 shares subject to options and warrants that are exercisable within 60 days.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that during our fiscal year ended June 30, 2004, all Section 16 reporting persons complied with all applicable filing requirements, except that, in connection with the issuance of 4,219 warrants to purchase common stock to Sequoia Enterprises, LP (“Sequoia”) pursuant to the

Contingent Convertible Note Purchase Agreement between Sequoia and Diedrich Coffee, Inc., Mr. Heeschen filed a late Form 4 and Martin Lynch, after joining Diedrich Coffee, Inc. as its Chief Financial Officer, filed a late Form 3 to report that he owned no securities of the company when joining the company.

Independent Auditor

KPMG LLP (“KPMG”) was previously the principal accountants for Diedrich Coffee, Inc. On October 26, 2004, the audit committee of our board of directors approved the appointment of BDO Seidman, LLP as our principal accountants and the dismissal of KPMG as our principal accountants. The decision to change accountants was recommended and approved by the audit committee.

The audit reports of KPMG on the consolidated financial statements of Diedrich Coffee, Inc. as of and for the fiscal years ended June 30, 2004 and July 2, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on the Company’s 2003 financial statements contained an explanatory paragraph relating to the Company’s change in method of accounting for goodwill and other intangible assets as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective June 28, 2001.

In connection with the audits of the fiscal years ended June 30, 2004 and July 2, 2003 and the subsequent interim period through October 26, 2004, there were no disagreements or reportable events with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement or reportable event, except as described below:

In performing its audit of our consolidated financial statements for the year ended June 30, 2004, KPMG noted a matter involving our internal controls that it considered to be a reportable condition. A “reportable condition,” which may or may not be determined to be a material weakness, involves matters relating to significant deficiencies in the design or operation of internal controls that, in KPMG’s judgment, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. The reportable conditions, which were not considered by the Company to be material weaknesses, noted that the Company does not have adequate internal controls over the application of new accounting principles or the application of existing accounting principles to new transactions. Specifically, KPMG noted that in the fourth quarter of fiscal year 2004 the Company had recognized $113,000 in franchise revenue related to a terminated area development agreement when it should have been recognized in the first fiscal quarter, which resulted in us having to restate our first fiscal quarter results. It also noted that the Company had not fully addressed the impact of accounting for the warrants associated with the convertible debt issued in May 2004, and had not timely completed the assessment necessary to implement Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.”

As for our two most recent fiscal years, we did not consult BDO Seidman, LLP regarding the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on our financial statements, nor did BDO Seidman, LLP provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim period, we did not consult BDO Seidman, LLP on any matter that was the subject of disagreement or a reportable event.

Our board of directors expects that the representatives of BDO Seidman, LLP will be present at the meeting, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions. The board of directors does not expect that the representatives of KPMG LLP will be present at the meeting.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Our 2004 Annual Report is incorporated by reference. Based on Securities and Exchange Commission regulations, the reports of the compensation committee and audit committee, beginning on pages 12 and 14, respectively, and the stock performance graph on page 16 of this proxy statement, are not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission.

This proxy statement is sent to you as part of the proxy materials for the 2004 annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

Delivery of Documents to Stockholders Sharing the Same Address

With regard to the delivery of annual reports and proxy statements, under certain circumstances, the Securities and Exchange Commission permits a single set of documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs. Even if householding is implemented, each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form.

We have not implemented householding rules with respect to our record holders. However, banks, brokers and other firms may have instituted householding and this may impact stockholders whose shares are registered in the name of the bank, broker or other firm. If a stockholder received a householding notification from its broker, only one annual report and one proxy statement will be mailed to an address at which two or more stockholders reside unless the stockholder gave instructions to the contrary. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the stockholder should contact his, her or its broker directly. A stockholder may also receive additional copies of our annual report and proxy statement by calling our Investor Relations department at (949) 260-1600.

Availability of Additional Information

Copies of our 2004 Annual Report (which includes our Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission) have been distributed to stockholders. Additional copies and additional information is available upon request without charge by calling Investor Relations at (949) 260-1600, or by writing to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Investor Relations.

Stockholder Proposals

2004 Annual Meeting Proposals

If a proponent of a proposal fails to notify us at least 45 days prior to the anniversary of the date of the mailing of last year’s proxy statement, then we will be allowed to use our discretionary voting authority under proxies solicited by the board of directors when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be made at our 2004 annual meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the meeting.

2005 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2005 annual meeting of stockholders, including nominees for directors, must cause their proposals to be received in writing by our corporate Secretary at the address set forth on the first page of this proxy statement no later than June 30, 2005. Any proposal should be addressed to our corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our bylaws, as discussed above, and the rules and regulations promulgated by the Securities and Exchange Commission. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card.

By order of the board of directors,

Paul C. Heeschen

Chairman of the Board of Directors

Irvine, California

October 28, 2004

Appendix A

DIEDRICH COFFEE, INC.

AUDIT COMMITTEE CHARTER

MISSION STATEMENT

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Diedrich Coffee, Inc. (the “Company”) oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. In addition, the Committee assists the Board in its oversight of the Company’s compliance with legal and regulatory requirements.

MEMBERSHIP

The Board shall appoint the members of the Committee, including its chairperson. At all times:

•	the Committee shall be comprised of at least three directors who are “independent,” as determined by the Board, within the meaning of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (the “SEC”) rules promulgated thereunder and applicable Nasdaq listing standards;

•	each member of the Committee, at the time of his or her appointment, must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement; and

•	at least one member of the Committee shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or some other comparable experience or background (including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities) that results in such member being financially sophisticated.

COMMUNICATIONS

The outside auditor engaged by the Committee shall report directly to the Committee. The Committee is expected to maintain free and open communication with the outside auditor and the management of the Company. To this end, the Committee shall periodically meet separately with each of the foregoing parties. The Committee shall regularly report the activities of the Committee to the full Board and convey such recommendations to the Board as the Committee may deem appropriate.

AUTHORITY

By order of the Board, the Committee has full authority and unrestricted access to the resources, information and personnel of the Company which the Committee, in its discretion, determines is necessary or appropriate to achieve its mission. Without limiting the foregoing:

•	the Committee, without further approval of the Board, has the authority to engage, consult with, and determine compensation for independent counsel, accountants and other advisors as it determines necessary or appropriate to assist the Committee to carry out its duties;

•	the Company shall provide the Committee with all funding that the Committee deems appropriate to enable the Committee to carry out its duties, including, without limitation, funding for the payment of (i) compensation to any outside auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisor employed by the Committee and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate for carrying out its duties; and

•	the Committee has the authority to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

PURPOSES, DUTIES, AND RESPONSIBILITIES

To fulfill its duties, the Committee shall:

1.	Be directly and solely responsible for the appointment, compensation, retention and oversight of the outside auditor.

2.	Adopt policies regarding Committee pre-approval of audit and permitted non-audit services to be rendered by the Company’s outside auditor.

3.	Pre-approve all audit and permissible non-audit services to be rendered by the Company’s outside auditor in accordance with the Committee’s policies.

4.	Prepare and issue annually a report of the Committee to be included in the Company’s proxy statement in conformity with the applicable rules of the Securities and Exchange Commission.

5.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.	Review the Company’s earnings press releases (the chairperson of the Committee may represent the entire Committee for purposes of this review) and financial information and earnings guidance provided to analysts and rating agencies.

7.	Review and discuss with management and the outside auditor the Company’s annual audited and quarterly financial statements, including:

(a)	analyses prepared by management and/or the outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

(b)	the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the development, selection and reporting of accounting policies and practices that may be regarded as critical; and

(c)	significant issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

(d)	In addition, the Committee shall receive any other reports, including those required by the SEC rules implementing Section 204 of the Sarbanes-Oxley Act, from the outside auditor.

8.	Review and approve all related party transactions.

9.	Review changes in accounting and financial reporting rules that could have a material impact on the Company’s financial reports.

10.	Periodically review with the CEO and CFO:

(a)	how they are meeting their obligations under the certification requirements of Sections 302 and 906 under the Sarbanes-Oxley Act and discuss the most recent evaluation of the Company’s internal control over financial reporting;

(b)	any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information;

(c)	how management proposes to correct any such deficiencies or material weaknesses;

(d)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and

(e)	any changes in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

11.	Obtain and review, at least annually, a report by the outside auditor describing the audit firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review of the auditor, or by any investigation by governmental or professional authorities within the last five years, regarding any independent audit carried out by the firm, and any steps taken to address these issues.

12.	Monitor the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence; on an annual basis, obtain a formal written statement from the outside auditor delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1; and review and discuss with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor.

13.	Review and discuss with management and the outside auditor the scope and results of the annual audit and recommendations of the outside auditor, including a discussion of the auditor’s judgment as to the quality of the Company’s accounting principles; and regularly review separately with the outside auditor and management any difficulties encountered in the course of the audit (including any restrictions on the scope of the auditor’s activities or on access to information, and any significant disagreements with management) and management’s response.

14.	Review and evaluate the effectiveness of the Company’s processes for assessing significant risk exposures and measures that management has taken to address such risks and discuss the adequacy of such processes and measures with management.

15.	Receive presentations from management personnel on key functional activities of the Company, including information technology, taxes, treasury, environmental and legal matters, and contingent liabilities.

16.	Pre-approve the hiring of employees and former employees of the outside auditing firm.

17.	Review the Company’s code of conduct and its ability to monitor compliance with such code.

18.	Review the Company’s compliance programs with respect to applicable laws and regulations.

19.	Undertake an annual self-evaluation to assess the effectiveness of the Committee.

20.	Review and assess the adequacy of this Charter at least annually and recommend changes to the Board as appropriate.

21.	Perform such other functions as may be delegated to the Committee by the Board or as may be required of it by law or the Company’s certificate of incorporation or bylaws.

MEETINGS

The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The majority of the members of the Committee shall constitute a quorum. The Committee may delegate any of the foregoing powers, duties and responsibilities to a subcommittee of the Committee consisting of not less than two members of the Committee; provided that the Committee may delegate the authority to approve audit and permissible non-audit services to one member of the Committee if such member approves the services in accordance with the pre-approval policies adopted by the Committee and reports any actions taken by him or her to the full Committee at its next scheduled meeting.

Last Updated: October 25, 2004